EXHIBIT 10.1

COVENANT AGREEMENT AND RELEASE OF CLAIMS

This COVENANT AGREEMENT AND RELEASE OF CLAIMS (the “Agreement”), between Barnes Group Inc., a Delaware corporation (the “Company”), and Michael A. Beck, an employee of the Company (the “Employee”) until his separation from service due to retirement on April 30, 2022 (the “Retirement Date”), is effective as of the eighth (8th) calendar day after the date on which the Employee signs this Agreement, on which eighth (8th) calendar day this Agreement becomes effective and enforceable if the Employee did not revoke the Agreement in accordance with subparagraph 7(g) of this Agreement during the seven (7) previous calendar days.

A.The Employee and the Company are parties to the certain Restricted Stock Unit Agreements pursuant to the 2014 Barnes Group Inc. Stock and Incentive Award Plan and the Barnes Group Inc. Stock and Incentive Award Plan, as amended, as the case may be (collectively, the “Stock Plans”), as set forth on Exhibit I hereto (each an “RSU Agreement”), and the certain Performance Share Award Agreements pursuant to the Stock Plans, as set forth on Exhibit I hereto (each a “PSA Agreement” and, collectively with the RSU Agreements, the “Equity Agreements”).

B.The Employee has retired from the employment of the Company, the Retirement Date being the last day on which the Employee was employed by the Company and also the date on which the Employee had a “separation from service with the employer” within the meaning of Treasury Regulation 1.409A-1(h) (the “Separation from Service”).

C. Subject to the Employee’s timely execution and nonrevocation of this Agreement, his executing and complying with a covenant not to compete and a release of claims, the execution and non-revocation of an additional release of claims to be signed no earlier than April 30th, 2022, and in recognition of the Employee’s continued employment during the period from the date of his notifying the Company of his intent to retire and the Retirement Date, the Company desires to provide the Employee with the consideration described herein to which he would not otherwise be entitled, which consideration has been approved by the Compensation and Management Development Committee of the Board of Directors of the Company (the “Committee”).

D.The Employee desires to execute, and intends to comply with, this Agreement and the covenants and release contained herein.

        NOW THEREFORE, in consideration of the foregoing recitals, the covenants herein set forth, and other good and valuable consideration, the parties hereto agree as follows:

1.    Commitments of the Employee. The Employee agrees that (a) at any time from the execution of this Agreement and continuing through the two (2) year period commencing on the Retirement Date, he will not directly or indirectly, whether as an owner, partner, shareholder, consultant, agent, employee, investor, officer, or in any other capacity, accept employment with, render services to or otherwise assist any other business which competed with the business conducted by the Company or any of its Subsidiaries during the two (2) years ending on the Retirement Date; and (b) at any time from the execution of this Agreement and continuing through the five (5) year period commencing on the Retirement Date, he will not (A) directly or indirectly, hire or solicit or arrange for the hiring or solicitation of any employee of the Company or any of its Subsidiaries, or induce or encourage any such employee to leave such employment; (B) directly or indirectly, (1) interfere with the Company’s or any of its Subsidiaries’ relationships with, or endeavor to entice away from the Company or any of its Subsidiaries, any individual, person, firm, corporation or other business entity who at any time during the Employee’s employment with the Company, was a customer of the Company or any of its Subsidiaries or otherwise had a material business relationship with the Company or any of its Subsidiaries, or (2) discourage, or attempt to discourage, any individual, person, firm, corporation or business entity from doing business with the Company or any of its Subsidiaries; (C) use, disclose, misappropriate or transfer confidential or proprietary information concerning the Company or any of its Subsidiaries; (D) be convicted of a crime, or plead nolo contendre to a crime, against the Company or any of its Subsidiaries finally and without opportunity for appeal; or (E) engage in conduct adverse to the best interests of the Company or any of its Subsidiaries. With regard to the foregoing clause (a): (i) the Employee shall not be deemed to be in breach thereof if he owns, directly or beneficially, less than five percent (5%) of the outstanding stock of any publicly traded corporation, and (ii) the Employee may request the Company’s prior consent to such employment, rendering of services or other assistance, which consent the Company may or may not grant, in its sole discretion and with or without any reason. Additionally, the Employee further agrees to fully cooperate with any investigation conducted by the Company on its own initiative or pursuant to any request by a government agency or department, including, but not limited to, the provision of personal documents or testimony, in connection with any matter arising out of or related to Employee’s duties while employed by the Company. The Employee further agrees that if Company is or becomes involved in any legal or administrative claims or proceedings related to or arising out of events that occurred prior to Employee’s execution of this Agreement or as to which, in the Company’s opinion, Employee has personal knowledge, Employee will cooperate to the fullest extent possible in the Company’s prosecution or defense or such actions without the necessity of a subpoena. Employee also agrees to leave intact all electronic documents of Company, including those that Employee developed or helped to develop during his employment, and deliver to Company upon Company’s request the computer media upon which such documents are stored and all passwords necessary to access such documents.

The Employee agrees not to make any written or oral statements that directly or indirectly disparage the Company or any affiliate in any manner whatsoever, including but not limited to the working conditions or employment practices of the Company. The Employee agrees not to directly or indirectly contact the press or media, any federal, state, local or foreign governmental agency, the Company’s employees, customers of the Company or any entity that has a business relationship with the Company, for the purpose of disparaging the good morale or business reputation or business practices of the Company or any of the Company’s current or former officers, directors, managers, employees or agents. The Company agrees that it will direct its executive officers and directors not to make any written or oral statements that directly or indirectly disparage the Employee in any manner whatsoever, including but limited to Employee’s performance or work on behalf of the Company. It will not be a violation of the parties’ obligations under this paragraph to make truthful statements, under oath, as required by law or formal legal process. Notwithstanding any provision of this Agreement to the contrary hereof, the Employee or the Company may provide any truthful and accurate information to, and cooperate with, any federal, state, local or foreign governmental agency or entity. The Employee represents and agrees that he is unaware of any facts that he believes may constitute a violation of the Company’s Code of Conduct and/or its legal obligations.

The obligations in this Section 1 are in addition to any other agreements related to non-competition, non-solicitation and preservation of Company confidential and proprietary information entered into between the Employee and the Company, which agreements are hereby incorporated by reference, and nothing herein is intended to waive, modify, alter or amend the terms of any such other agreement.

2.     Release of Claims. As of the date of execution of this Agreement, the Employee, on his own behalf and on behalf of any heirs, agents, representatives, successors and assigns that he has now or may have in the future, hereby releases every past and present right or claim of any kind, whether legal, equitable or otherwise, known or unknown, that is related to his service or status as an employee or officer of the Company or any related entity, corporation, partnership, Subsidiary, joint venture or division of the Company, or that is related to his retirement from such service or the termination of his service or status as an employee or officer of any of the foregoing. The Employee hereby gives up such rights and claims against the Company, its employee benefit plans and anyone else related to the Company (including without limitation, the Company's present and former employees, officers, directors, stockholders, representatives, agents and insurers) and hereby agrees not to file a lawsuit or seek to receive a recovery related to such rights and claims against any of them. These rights and claims include, but are not limited to, those that the Employee may have under the Age Discrimination in Employment Act, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964 and Executive Order 11246, which prohibit discrimination in employment based on race, color, national origin, religion or sex; the Americans With Disabilities Act of 1990 as amended, which prohibits discrimination in employment based on a handicap or disability; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; any claims under the Worker Adjustment and Retraining Notification Act of 1988 or any similar law, which requires, among other things, that advance notice be given of certain work force reductions; and all claims under the Employee Retirement Income Security Act of 1974, such as claims relating to pension, profit sharing, or health plan benefits, except as noted in the following paragraph; the Family and Medical Leave Act of 1993; all claims under any state Fair Employment Practices Act as well as any other federal, state or local laws or regulations; all claims for alleged physical or personal injury or emotional distress; and any other claims which could arise from employment or separation from employment, whether in express or implied contract (whether written or oral), or claims for breach of any covenant of good faith and fair dealing (express or implied), or in tort (including without limitation, defamation, assault, battery, false imprisonment, interference with contractual or advantageous business relationship, and invasion of privacy) or for wrongful or retaliatory discharge, whether based on common law or otherwise. The foregoing list is meant to be illustrative rather than inclusive. Nothing in this Section 2 or any other provision of this Agreement shall prohibit the Employee from filing a charge or complaint with, cooperating with, or participating in any investigation or proceeding conducted by, the federal Equal Employment Opportunity Commission (EEOC) or a state Fair Employment Practices Agency (although the Employee acknowledges and agrees that he shall not be able to recover any monetary benefits in connection with such charge or complaint or proceeding).

Any provision above of this Section 2 or any other provision of this Agreement to the contrary notwithstanding, the Employee is not releasing (a) subject to Section 1 hereof, any rights under the Equity Agreements, or (b) any rights or claims to any amount that is payable or benefit that is to be provided after the Separation from Service by reason of the Employee’s participation prior to the Separation from Service in any compensation or plan, or (c) any rights to exercise exercisable stock options in accordance with the applicable stock option agreements, or (d) any rights to elect health care coverage under the federal continuation of health coverage law known as “COBRA,” or under any applicable state law concerning continuation of health coverage, unless the Employee is ineligible for such coverage under such law or is not currently enrolled in this coverage, or (e) any right or claim to defense, indemnification or advancement of expenses (i) under Section 145 of the Delaware General Corporation Law, (ii) under any similar statute or common law, (iii) under the certificate of incorporation or bylaws of the Company, (iv) under any agreement providing similar protection, or (v) under any officers and directors liability insurance policy, in any case (i), (ii), (iii), (iv), or (v) whether such right or claim arose before or arises after the Separation from Service, and whether such right or claim is presently known or unknown.

The Employee expressly gives up and waives all rights afforded by any statute which limits the effect of a release with respect to claims that are presently unknown. By signing this Agreement, the Employee indicates that he understands the significance of the release of unknown claims and his waiver of statutory protection against a release of unknown claims. This Section 2 shall not cause the Employee to give up or waive any rights or claims which arise after the execution of this Agreement, save any rights that may be released in accordance with any subsequent release of claims.

3.    Consideration. If he (a) executes and does not revoke this Agreement, and (b) executes and does not revoke an additional release of claims on April 30th, 2022 in a form substantially similar to that attached as Exhibit 2, the Company will provide the Employee with the following additional consideration to which he would not otherwise be entitled: Notwithstanding any language in any Equity Agreement requiring continued “employment” or otherwise:

i.Time-Vested Restricted Stock Units. All outstanding restricted stock units granted to the Employee by the Company before March 1, 2021 will continue to vest after the Retirement Date, subject to this agreement, and will be settled on the same vesting schedule as set forth in the applicable RSU Agreements; and

ii.Performance Share Awards. The number of outstanding performance share award units (“PSAs”) granted to the Employee by the Company before March 1, 2021 which are indicated in the column titled “# of Units to Continue Vesting after Retirement Date (4/30/2022)” on Exhibit I (which is a portion of the total number of PSAs granted under the applicable PSA Agreements), will continue to vest after the Retirement Date, subject to this agreement and will be settled following the end of the applicable performance periods, based on actual performance, at the same time performance share awards are settled for other participating executives of the Company.

iii.Salary continuation through Retirement Date. Employee will remain employed through the Retirement Date, receiving his fully salary and benefits. However, Employee will transfer his current day-to-day duties effective March 18, 2022 in accordance with Section 7, below.

Except as otherwise modified pursuant to the terms of this Section 3, the Employee’s outstanding equity awards remain subject to the terms and conditions of the applicable Stock Plan and Equity Agreements. If the Employee has any questions regarding his equity awards, the Employee should contact Patricia Bradley, Legal Specialist, Stockholder Relations at (860) 973-2106.

4.     Tax Considerations. The parties agree that this Agreement is to be interpreted and administered in accordance with the requirements of Section 409A, to the extent applicable. The Company is authorized to delay any payment due to the Employee until the first business day following the six month anniversary of the Employee’s Retirement Date, if such delay is required in order to comply with the requirements of Section 409A (taking into account the severance exception and the short-term deferral rule under Section 409A). The Company shall be entitled to withhold from any amounts payable under this Agreement all taxes as legally shall be required to be withheld (including, without limitation, any United States federal taxes and any other state, city, or local taxes).

5.     Notices. Subject to subparagraphs 7(f) and 7(g) below, any notice hereunder by the Employee shall be given in writing to the Senior Vice President, General Counsel and Secretary, Barnes Group Inc., 123 Main Street, Bristol, Connecticut 06010, or at such other address as the Company may designate by notice to the Employee. Any notice to the Employee shall be in writing and shall be deemed duly given if mailed or otherwise delivered to the Employee at such address as the Employee may have on file with the Company.

6. Interpretation and Disputes. This Agreement shall be interpreted and construed by the Company's Board of Directors (the “Board”), and any such interpretation or construction shall be binding and conclusive on the Company and the Employee, subject to the process outlined below.

    Any claim, demand or controversy arising from such interpretation or construction by the Board shall be submitted first to a mediator in accordance with the rules of the American Arbitration Association (“AAA”) by submitting a mediation request to the Chairman of the Board within thirty (30) days of the date of the Board's interpretation or construction. The mediation process shall conclude upon the earlier of: (i) the resolution of the dispute; (ii) a determination by either the mediator or one or more of the parties that all settlement possibilities have been exhausted and there is no possibility of resolution; or (iii) thirty (30) days have passed since the filing of a request to mediate with the AAA. A party who has previously submitted a dispute to mediation, and which dispute has not been resolved, may submit such dispute to binding arbitration pursuant to the rules of the AAA. Any arbitration proceeding for such dispute must be initiated within fourteen (14) days from the date that the mediation process has concluded. The prevailing party shall recover its costs and reasonable attorney's fees incurred in such arbitration proceeding. The Employee and the Company specifically understand and agree that the failure of a party to timely initiate a proceeding hereunder shall bar the party from any relief or other proceeding and any such dispute shall be deemed to have been finally and completely resolved. All mediation and arbitration proceedings shall be conducted in Bristol, Connecticut or such other location as the Company may determine and the Employee agrees that no objection shall be made to such jurisdiction or venue, as a forum non conveniens or otherwise. The arbitrator's authority shall be limited to resolution of the legal disputes between the parties and the arbitrator shall not have authority to modify or amend this Agreement, or abridge or enlarge rights available under applicable law. Any court with jurisdiction over the parties may enforce any award made hereunder.

7.    Transfer of Day to Day Duties. Employee’s last day performing his current duties shall be March 18th, 2022, when he will transfer his day to day duties to other employees as designated by the Company. Between March 18th and the Retirement Date, Employee will make himself reasonably available to Company leadership to provide advice, counsel and support regarding Company business.

8.    General.

(a)    All capitalized terms used herein shall have the respective definitions as set forth in the Equity Agreements, unless otherwise defined herein.

(b)    This Agreement shall be binding upon the successors, assigns, personal representatives, legatees and heirs, as the case may be, of the Company and the Employee.

(c)    Any waiver by a party of another party's performance of, or compliance with, the obligations under this Agreement shall not operate, or be construed, as a waiver of any subsequent failure by such other party to perform or comply.

(d)    Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(e)    This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without regard to its conflict of laws provisions.

(f)    The Employee acknowledges that he has been given a period of at least twenty-one (21) calendar days after receipt to consider this Agreement before signing it, although he may sign it sooner if desired. The Employee may take as much of that period of time to consider this Agreement as he wishes prior to signing it. The Employee acknowledges that if he both signs and delivers this Agreement to the Senior Vice President, General Counsel and Secretary of the Company within twenty-one (21) days after receipt, and does not revoke this Agreement as permitted by subparagraph (g) below, and complies with this Agreement, he will receive benefits to which he is not otherwise entitled under the Equity Agreements and the consideration described in Section 3, which benefits are referred to in the third and fourth “Whereas” clauses above.

(g)    The Employee may revoke this Agreement within seven (7) calendar days after he signs this Agreement. The last day on which this Agreement may be revoked is called the “Last Revocation Day”. This Agreement may be revoked only as follows: (i) by delivering to the Senior Vice President, General Counsel and Secretary, Barnes Group Inc., 123 Main Street, Bristol, Connecticut 06010 on or before the Last Revocation Day a written notice of revocation signed by the Employee, or (ii) by sending a written notice of revocation signed by the Employee to the Senior Vice President, General Counsel and Secretary at the foregoing address by U.S. Mail or Federal Express, UPS or similar private delivery service on or before the Last Revocation Day, provided that any such signed, written notice of revocation must be received by the Senior Vice President, General Counsel and Secretary, or his/her designee no later than the Last Revocation Day or (iii) by sending a written notice of revocation signed by the Employee to the Senior Vice President, General Counsel and Secretary on or before the Last Revocation Day by fax to fax # (860) 263-0945 or by email addressed to jpelletier@bginc.com and jferguson@bginc.com. A facsimile signature will be accepted in the case of a fax and a digital signature will be accepted in the case of an email. If the Employee revokes this Agreement, the Agreement will be considered null and void and the Employee will not receive those benefits under the Equity Agreements that are contingent in whole or in part on the Employee’s execution of a release of claims or the consideration described in Section 3. If the Employee does not revoke the Agreement, this Agreement will become effective and irrevocable on the day after the Last Revocation Day. THE EMPLOYEE IS HEREBY ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT.

(h)    If the Employee violates any part of the Agreement, the Employee will be responsible for all costs incurred by the Company that flow from that violation, including the Company’s legal fees and other costs associated with any legal action that arises from that violation. Additionally, if the Employee violates any part of the Agreement, except for the sum of $500, which the Employee agrees constitutes ongoing valid consideration for this Agreement, then the Company, or the Committee, as applicable may provide for the following: (i) the Employee will be required to return all payments received pursuant to this Agreement, including shares of Company common stock received pursuant to an Equity Agreement (or to the extent the Participant has transferred such shares, the after-tax equivalent cash value thereof as of the date the shares were transferred by the Participant), (ii) all outstanding options shall be canceled and (iii) the Employee will be required to reimburse the Company for all benefits provided to the Employee in exchange for signing this Agreement.

[SIGNATURE PAGE FOLLOWS]

    IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

BARNES GROUP INC., the Company

/s/ Dawn N. Edwards
By: Dawn N. Edwards
Senior Vice President,
Human Resources

Date: March 9, 2022

ACKNOWLEDGED AND AGREED:

/s/ Michael A. Beck
Michael A. Beck

Date: March 11, 2022

Exhibit 1
Equity Awards at April 30, 2022 for Michael Beck

Restricted Stock Unit Award	Grant Number	# Unvested RSUs as of 4/30/2022	# RSUs Forfeited	# of Units to Continue Vesting After Retirement Date (4/30/2022)	Vesting Date
RSU – 2/13/2019	C0004810	933	0	933	8/13/2022
RSU – 2/13/2020	C0004996	2,466	0	1,233 1,233	8/13/2022 8/13/2023
RSU – 2/11/2021	C0005181	3,900	0	1,301 1,300 1,299	8/11/2022 8/11/2023 8/11/2024
Performance Share Award	Grant Number	# PSAs Granted at Target	# Target PSAs Forfeited	# PSAs Eligible for Payout	Vesting Date
PSA – 2/13/2019	PC004818	4,700	0	4,700[1]	2/13/2022
PSA – 2/13/2020	PC005095	6,200	1,388	4,812[2]	2/13/2023
PSA – 2/11/2021	PC005295	6,600	3,680	2,920[2]	2/11/2024
Total # of Awards @ Target		24,799		19,731

1Entitled to full payout in July 2022 based on company performance for the prior three-year period.
2A pro rata portion of PSAs are eligible for payout based on company performance at the end of the 3-year performance period; any unearned portion will terminate.

All outstanding Stock Options will terminate 4/30/2022.

Award Types:
PSA = Performance Share Award
RSU = Restricted Stock Unit Award

Exhibit 2
Release of All Claims
[NOT TO BE SIGNED BEFORE APRIL 30, 2022]
This RELEASE OF ALL CLAIMS (the “Release”), between Barnes Group Inc., a Delaware corporation (the “Company”), and Michael A. Beck, an employee of the Company (the “Employee”) until his separation from service due to retirement on April 30, 2022 (the “Retirement Date”), is effective as of the eighth (8th) calendar day after the date on which the Employee signs this Release, on which eighth (8th) calendar day this Release becomes effective and enforceable if the Employee did not revoke the Agreement in accordance with subparagraph 2(d) of this Release during the seven (7) previous calendar days.

        A.    Employee and Company previously have entered into a Covenant Agreement and Release of Claims (the “Agreement”), the terms of which are acknowledged, and incorporated herein by, the Parties;
        B.    The Agreement requires Employee to execute this Release to obtain the consideration described in Paragraphs 3(i) and 3(ii) of the Agreement;
        THEREFORE, Employee agrees as follows:

1.    Release of Claims. As of the date of execution of this Release, the Employee, on his own behalf and on behalf of any heirs, agents, representatives, successors and assigns that he has now or may have in the future, hereby releases every past and present right or claim of any kind, whether legal, equitable or otherwise, known or unknown, that is related to his service or status as an employee or officer of the Company or any related entity, corporation, partnership, Subsidiary, joint venture or division of the Company, or that is related to his retirement from such service or the termination of his service or status as an employee or officer of any of the foregoing. The Employee hereby gives up such rights and claims against the Company, its employee benefit plans and anyone else related to the Company (including without limitation, the Company's present and former employees, officers, directors, stockholders, representatives, agents and insurers) and hereby agrees not to file a lawsuit or seek to receive a recovery related to such rights and claims against any of them. These rights and claims include, but are not limited to, those that the Employee may have under the Age Discrimination in Employment Act, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964 and Executive Order 11246, which prohibit discrimination in employment based on race, color, national origin, religion or sex; the Americans With Disabilities Act of 1990 as amended, which prohibits discrimination in employment based on a handicap or disability; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; any claims under the Worker Adjustment and Retraining Notification Act of 1988 or any similar law, which requires, among other things, that advance notice be given of certain work force reductions; and all claims under the Employee Retirement Income Security Act of 1974, such as claims relating to pension, profit sharing, or health plan benefits, except as noted in the following paragraph; the Family and Medical Leave Act of 1993; all claims under any state Fair Employment Practices Act as well as any other federal, state or local laws or regulations; all claims for alleged physical or personal injury or emotional distress; and any other claims which could arise from employment or separation from employment, whether in express or implied contract (whether written or oral), or claims for breach of any covenant of good faith and fair dealing (express or implied), or in tort (including without limitation, defamation, assault, battery, false imprisonment, interference with contractual or advantageous business relationship, and invasion of privacy) or for wrongful or retaliatory discharge, whether based on common law or otherwise. The foregoing list is meant to be illustrative rather than inclusive. Nothing in this Release shall prohibit the Employee from filing a charge or complaint with, cooperating with, or participating in any investigation or proceeding conducted by, the federal Equal Employment Opportunity Commission (EEOC) or a state Fair Employment Practices Agency (although the Employee acknowledges and agrees that he shall not be able to recover any monetary benefits in connection with such charge or complaint or proceeding).

        Any provision above of this Release to the contrary notwithstanding, the Employee is not releasing (a) subject to Section 1 of the Agreement, any rights under the Equity Agreements, or (b) any rights or claims to any amount that is payable or benefit that is to be provided after the Separation from Service by reason of the Employee’s participation prior to the Separation from Service in any compensation or plan, or (c) any rights to exercise exercisable stock options in accordance with the applicable stock option agreements, or (d) any rights to elect health care coverage under the federal continuation of health coverage law known as “COBRA,” or under any applicable state law concerning continuation of health coverage, unless the Employee is ineligible for such coverage under such law or is not currently enrolled in this coverage, or (e) any right or claim to defense, indemnification or advancement of expenses (i) under Section 145 of the Delaware General Corporation Law, (ii) under any similar statute or common law, (iii) under the certificate of incorporation or bylaws of the Company, (iv) under any agreement providing similar protection, or (v) under any officers and directors liability insurance policy, in any case (i), (ii), (iii), (iv), or (v) whether such right or claim arose before or arises after the Separation from Service, and whether such right or claim is presently known or unknown.

        The Employee expressly gives up and waives all rights afforded by any statute which limits the effect of a release with respect to claims that are presently unknown. By signing this Release, the Employee indicates that he understands the significance of the release of unknown claims and his waiver of statutory protection against a release of unknown claims. This Release shall not cause the Employee to give up or waive any rights or claims which arise after he executes it.

Nothing in this Release limits or affects the obligation of the Employee to arbitrate any and all disputes against the Company.

2.        General.

(a)    Any term or provision of this Release that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(b)    This Release shall be governed by and construed in accordance with the laws of the State of Connecticut, without regard to its conflict of laws provisions.

(c)    Employee acknowledges that he has been given a period of at least twenty-one (21) calendar days after receipt to consider this Release before signing it, although he may sign it sooner if desired. The Employee may take as much of that period of time to consider this Release as he wishes prior to signing it. The Employee acknowledges that if he both signs and delivers this Release to the Senior Vice President, General Counsel and Secretary of the Company within twenty-one (21) days after receipt, and does not revoke this Release as permitted by subparagraph (d) below, and complies with this Release, he will receive benefits to which he is not otherwise entitled under the Equity Agreements and the consideration described in Section 3 of the Agreement.

(d)    The Employee may revoke this Release within seven (7) calendar days after he signs this Release. The last day on which this Release may be revoked is called the “Last Revocation Day”. This Release may be revoked only as follows: (i) by delivering to the Senior Vice President, General Counsel and Secretary, Barnes Group Inc., 123 Main Street, Bristol, Connecticut 06010 on or before the Last Revocation Day a written notice of revocation signed by the Employee, or (ii) by sending a written notice of revocation signed by the Employee to the Senior Vice President, General Counsel and Secretary at the foregoing address by U.S. Mail or Federal Express, UPS or similar private delivery service on or before the Last Revocation Day, provided that any such signed, written notice of revocation must be received by the Senior Vice President, General Counsel and Secretary, or his/her designee no later than the Last Revocation Day or (iii) by sending a written notice of revocation signed by the Employee to the Senior Vice President, General Counsel and Secretary on or before the Last Revocation Day by fax to fax # (860) 263-0945 or by email addressed to jferguson@bginc.com. A facsimile signature will be accepted in the case of a fax and a digital signature will be accepted in the case of an email. If the Employee revokes this Release, the Release will be considered null and void and the Employee will not receive those benefits under the Equity Agreements that are contingent in whole or in part on the Employee’s execution of a release of claims or the consideration described in Section 3 of the Agreement. If the Employee does not revoke this Release this Release will become effective and irrevocable on the day after the Last Revocation Day. THE EMPLOYEE IS HEREBY ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE.

ACKNOWLEDGED AND AGREED:

Michael A. Beck

Date: